Exhibit 99.1

Singing Machine Announces Full Year Fiscal 2022 Results

Singing Machine Reports $47.5 million in net sales; $0.14 EPS

Fort Lauderdale, FL, July 14, 2022 – The Singing Machine Company, Inc. (“Singing Machine” or the “Company”) (NASDAQ: MICS) – the worldwide leader in consumer karaoke products – today announced its full year financial results for its fiscal year ended March 31, 2022. During the fiscal year, the Company successfully navigated the global supply chain crisis and sold over 1,000,000 karaoke devices worldwide. Singing Machine successfully grew market share by driving strong domestic sales within its world class retail partner network, as well as re-emerging demand in select international markets.

Additional details for the full year fiscal 2022 are as follows:

Full Year Financial Highlights:

●	Net sales for the fiscal year increased by $1.7 million from $45.8 million to $47.5 million representing an approximate 4% increase over the prior year.
●	Gross profit decreased to $10.8 million from $12.3 million in the prior year. Gross profit margin decreased by 400 basis points from 26.8% to 22.8% primarily due to approximately $2.4 million in unanticipated shipping and logistics costs related to pandemic driven global supply chain disruption.
●	Net income for the fiscal year was approximately $0.2 million compared to $2.2 million.
●	The Company generated $0.14 in earnings per share as a result of these developments.

Additional Corporate Highlights:

●	Successfully raised $10 million in a private placement transaction led by a strategic partner, the Stingray Group, Inc., to reconstitute the shareholder base.
●	From this private placement, the Company used $7.1 million to buy out the former majority owner and reconstitute its majority shareholder base.
●	Successfully closed on a $4 million public offering and simultaneously uplisted to Nasdaq Capital Market under new ticker “MICS”.
●	Expanded the Company Board of Directors to attract industry-leading executives from the Stingray Group, Inc. and Basic Fun!.
●	Closed on a key new vendor agreement for product distribution with Walmart Consumer Electronics departments across 3,200 stores nationwide.

Singing Machine reported net sales of approximately $47.5 million for the fiscal year ended March 31, 2022 period compared to $45.8 million in the prior fiscal year. The increase in net sales was primarily due to overall increased demand for karaoke products and shelf space expansion. The Company also saw a further reduction in promotional discounts of approximately $0.2 million which indicated a willingness of consumers to pay full price for products.

Gross profit margins decreased 400 basis points to 22.8% compared to approximately 26.8% reported in the prior fiscal year. The decrease in gross margin was in part due to increased costs of approximately $2.4 million for ocean shipping costs, increased raw material and component costs associated with semiconductor shortages, limited ocean container availability, and port congestion in China and Los Angeles.

Total operating expenses decreased by $0.1 million from $10.9 million in the prior year to $10.8 million. The decrease in expenses was primarily due to shifting one major customer from a freight prepaid program to freight collect.

As a result, the Company reported net income for the year of $0.2 million (or $0.14 cents per fully diluted share) compared to net income of $2.2 million in the prior year.

Management Commentary:

Gary Atkinson, Singing Machine CEO, commented, “Through the hard work of our team, I am proud to announce that we maintained our distribution channels and strong position as the market leader with top-line growth, reduced expenses and continued operating income and EBITDA.”

Mr. Atkinson continued, “During the year, our focus was building inventory to ensure we could meet continued strong consumer demand, navigating extreme transportation surge pricing, innovating on new product technology, and executing on our digital business transformation to become the worldwide leading distributor of digital karaoke content.”

“Despite a very challenging 2021 supply-chain year, am very pleased that we were able to overcome such a wide range of obstacles in manufacturing, transportation, labor shortages and most notably port congestion. During the year, we faced significant shortages in semiconductor parts used in the manufacturing of our karaoke products. We saw an unprecedented, on average, 400% increase in ocean container transportation prices that cost us over $2.4 million in unanticipated shipping costs. We also saw an historic slow-down and backlog at the ports of Yantian China and L.A./Long Beach that delayed receipt of goods by approximately eight weeks. Despite all this, our teams found a way to deliver growth. It’s a testament to our global operations team that worked tirelessly to make this possible.”

Mr. Atkinson added, “Our strategic transformation is well-underway. We now have two new karaoke product categories both launched into the market – our WiFi streaming line of products and our Casting series which recently launched into Walmart Electronics nationwide. Both products take advantage of our strategic partnership with the Stingray Group for recurring digital content subscriptions. We have seen immediate positive success on the Casting line of products and we look forward to extending this technology into more products and services across our karaoke lineup.”

Mr. Atkinson concluded, “As our focus shifts toward fiscal 2023, we believe we can continue to leverage our leading brand recognition, current distribution channels, technology offerings, and our improved capital structure to expand the karaoke category into new product verticals that can continue to drive growth.”

Earnings Call Information:

The Company will host a conference call tomorrow, Friday, July 15, 2022, beginning at 10:00 am Eastern time to discuss these results and answer questions. If you would like to participate on the call, please dial (800) 225-9448 and use conference ID: MICS.

An audio rebroadcast of the call will be available later in the day after the earnings call and can be heard at: www.singingmachine.com/investors.

About The Singing Machine

Singing Machine® is the worldwide leader in consumer karaoke products. The first to provide karaoke systems for home entertainment in the United States, the Company sells its products world-wide through major mass merchandisers and on-line retailers. We offer the industry’s widest line of at-home karaoke entertainment products, which allow consumers to find a machine that suits their needs and skill level. As the most recognized brand in karaoke, Singing Machine products incorporate the latest technology for singing practice, music listening, entertainment and social sharing. The Singing Machine provides consumers the best warranties in the industry and access to over 100,000 songs for streaming and download. Singing Machine products are sold through most major retailers in North America and also internationally. See www.singingmachine.com for more details.

Investor Relations Contact:

Brendan Hopkins

(407) 645-5295

investors@singingmachine.com

www.singingmachine.com

www.singingmachine.com/investors

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “may”, “could”, “expects”, “projects,” “intends”, “plans”, “believes”, “predicts”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	March 31, 2022	March 31, 2021

Assets
Current Assets
Cash	$2,290,483	$396,579
Accounts receivable, net of allowances of $122,550 and $138,580, respectively	2,785,038	2,210,881
Due from Crestmark Bank	100,822	4,557,120
Accounts receivable related party - Stingray Group, Inc.	152,212	88,041
Inventories, net	14,161,636	5,490,255
Prepaid expenses and other current assets	344,409	221,071
Deferred financing costs	7,813	15,359
Total Current Assets	19,842,413	12,979,306

Property and equipment, net	565,094	674,153
Deferred tax assets	892,559	887,164
Operating Leases - right of use assets	1,279,347	2,074,115
Other non-current assets	86,441	147,173
Total Assets	$22,665,854	$16,761,911

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$5,328,215	$2,461,103
Accrued expenses	1,732,355	1,659,499
Due to related party - Starlight Consumer Electronics Co., Ltd.	14,400	14,400
Due to related party - Starlight R&D, Ltd.	48,650	48,650
Revolving line of credit - Iron Horse Credit	2,500,000	64,915
Customer deposits	-	139,064
Refunds due to customers	97,968	145,408
Reserve for sales returns	990,000	960,000
Current portion of finance leases	7,605	2,546
Current portion of installment notes	74,300	68,332
Current portion of note payable - Paycheck Protection Program	-	172,685
Current portion of operating lease liabilities	876,259	794,938
Current portion of related party subordinated note payable - Starlight Marketing Development, Ltd.	352,659	502,659
Total Current Liabilities	12,022,411	7,034,199

Finance leases, net of current portion	10,620	-
Installment notes, net of current portion	138,649	212,949
Note payable - Payroll Protection Program, net of current portion	-	271,215
Operating lease liabilities, net of current portion	457,750	1,334,010
Total Liabilities	12,629,430	8,852,373

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value;100,000,000 shares authorized; 1,221,209 and 1,301,358 shares issued and outstanding, respectively	12,212	13,014
Additional paid-in capital	24,902,694	20,150,715
Accumulated deficit	(14,878,482)	(12,254,191)
Total Shareholders’ Equity	10,036,424	7,909,538
Total Liabilities and Shareholders’ Equity	$22,665,854	$16,761,911

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Twelve Months Ended
	March 31, 2022	March 31, 2021

Net Sales	$47,512,161	$45,802,574

Cost of Goods Sold	36,697,383	33,505,356

Gross Profit	10,814,778	12,297,218

Operating Expenses
Selling expenses	3,588,276	3,976,523
General and administrative expenses	6,911,377	6,596,987
Depreciation	245,890	298,357
Total Operating Expenses	10,745,543	10,871,867

Income from Operations	69,235	1,425,351

Other Income (Expense)
Gain from Paycheck Protection Plan loan forgiveness	448,242	-
Gain - related party	11,236	220,023
Gain from damaged goods insurance claim	-	1,067,829
Gain from settlement of accounts payable	339,311	390,000
Interest expense	(535,202)	(412,270)
Finance costs	(45,047)	(61,699)
Total Other Income (Expense), net	218,540	1,203,883

Income Before Income Tax Provision	287,775	2,629,234

Income Tax Provision	(57,304)	(456,869)

Net Income	$230,471	$2,172,365

Net Income per Common Share
Basic	$0.14	$1.68
Diluted	$0.14	$1.67

Weighted Average Common and Common
Equivalent Shares:
Basic	1,614,506	1,292,003
Diluted	1,623,397	1,304,288

The Singing Machine Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended
	March 31, 2022	March 31, 2021

Cash flows from operating activities
Net Income	$230,471	$2,172,365
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	245,890	298,357
Amortization of deferred financing costs	45,047	61,699
Change in inventory reserve	(271,892)	202,339
Change in allowance for bad debts	(16,030)	(198,881)
Loss from disposal of property and equipment	4,394	-
Stock based compensation	44,287	22,710
Change in net deferred tax assets	(5,395)	398,557
Paycheck Protection Plan loan forgiveness	(448,242)	-
Gain - related party	11,236	220,023
Gain from extinguishment of accounts payable	339,311	390,000
Changes in operating assets and liabilities:
Accounts receivable	(558,127)	(151,500)
Due from banks	4,456,298	(2,168,682)
Accounts receivable - related parties	(64,171)	11,959
Insurance receivable	-	1,268,463
Inventories	(8,399,489)	1,908,683
Prepaid expenses and other current assets	(123,338)	31,402
Other non-current assets	60,732	3,336
Accounts payable	2,516,565	(3,190,530)
Accrued expenses	77,198	130,331
Due to related parties	-	(438,666)
Customer deposits	(139,064)	139,064
Refunds due to customers	(47,440)	(661,067)
Reserve for sales returns	30,000	(264,000)
Operating lease liabilities, net of operating leases - right of use assets	(171)	(14,945)
Net cash (used in) provided by operating activities	(2,011,930)	171,017
Cash flows from investing activities
Purchase of property and equipment	(117,573)	(201,161)
Net cash used in investing activities	(117,573)	(201,161)
Cash flows from financing activities
Proceeds from Issuance of stock - net of transaction expenses	9,000,579	-
Payment of redemption and retirement of treasury stock	(7,162,451)	-
Net Proceeds from revolving lines of credit	2,435,085	64,915
Proceeds from note payable - Payroll Protection Program	-	443,900
Payment of deferred financing charges	(37,501)	(73,725)
Payments on installment notes	(68,332)	(65,010)
Proceeds from exercise of stock options	14,000	26,400
Payment on subordinated note payable - related party	(150,000)	(300,000)
Payments on finance leases	(7,973)	(14,957)
Net cash provided by financing activities	4,023,407	81,523
Net change in cash	1,893,904	51,379

Cash at beginning of year	396,579	345,200
Cash at end of year	$2,290,483	$396,579

Supplemental disclosures of cash flow information:
Cash paid for interest	$546,545	$461,080
Equipment purchased under capital lease	$23,651	$-
Issuance of common stock and warrants for stock issuance expenses	$547,838	$-
Operating leases - right of use assets and lease liabilities at inception of lease	$16,364	$2,184,105